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Exhibit 21.1      Subsidiaries of the Registrant









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Name of Subsidiary                         State of Incorporation     Name Under Which Subsidiary Is Doing Business
Isis Tele-Communications, Inc.                    Delaware                     Isis Tele-Communications, Inc.
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